UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   McCann, Ron
   5051 Westheimer, Suite 725
   Houston, TX  77056
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   July 1, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   American Residential Services, Inc.
   ARS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Human Resources and Planning
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock, par value $.001 per share    |202,000               |D               |                                               |
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Common Stock, par value $.001 per share    |33                    |I               | 401(k) Plan (1)                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Option (r|04/30/97 |10/30/06 |Common Stock, par value|25,000   |$19.00    |D            |                           |
ight to buy)            |(2)      |         | $.001 per share       |         |          |             |                           |
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Employee Stock Option (r|07/14/97 |01/14/07 |Common Stock, par value|25,000   |$25.75    |D            |                           |
ight to buy)            |(3)      |         | $.001 per share       |         |          |             |                           |
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Employee Stock Option (r|06/03/98 |06/03/07 |Common Stock, par value|10,000   |$21.625   |D            |                           |
ight to buy)            |(4)      |         | $.001 per share       |         |          |             |                           |
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Explanation of Responses:
(1) Shares are held by Mr. McCann through the American Residential Services, Inc. 401(k) Plan as of 06/30/97;
fractional shares are not
included.
(2) The option vests 20% six months from grant date and 20% on the first anniversary of the grant date and 20% annually thereafter.
(3) The option vests 50% six months from grant date and 50% one year and six months after grant date.
(4) The option vests 20% one year from grant date and 20% annually thereafter
SIGNATURE OF REPORTING PERSON
Ron McCann
DATE
July 9, 1997